Exhibit 15.4

April 14, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 16F of Orange's Form 20-F dated April 14, 2015, and have the following comments:

1.We agree with the statements made in paragraphs one, three, four and five.

2.We have no basis on which to agree or disagree with the statements made in paragraph two.

Yours truly,

/s/ DELOITTE & ASSOCIES